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                                                                    EXHIBIT 10.5


                    SNAP/XOOM INTERACTIVE PROMOTION AGREEMENT

                         VALUEVISION INTERNATIONAL, INC.

         This Interactive Promotion Agreement (the "Agreement") is made and entered into as of September 13, 1999 (the "Effective Date") between Snap! LLC, a Delaware limited liability company, with its principal place of business at One Beach Street, San Francisco, California 94133 ("Snap"); Xoom.com, Inc., a Delaware corporation with its principal place of business at 300 Montgomery Street, Suite 300, San Francisco, California 94104 ("Xoom"); and ValueVision International, Inc., a Minnesota corporation, with its principal place of business at 6740 Shady Oak Road, Minneapolis, Minnesota 55344 (the "Company"). Pursuant to this Agreement and the Trademark License Agreement (as defined below), the Company wishes to rebrand its Internet site with a Snap service mark and Snap wishes to provide various services to the Company to assist the Company in promoting its Internet site and the products and services offered through its Internet site. Accordingly, the parties hereby agree as follows:

1.       Background.

         1.1. The Company operates a 24 hours a day/7 days a week television program service consisting primarily of home shopping and transactional television, which may include the presentation of products and services for sale as well as product information (the "Television Home Shopping Service") presently known as "ValueVision Television" to multichannel video programming distributors for distribution, exhibition and transmission by Television;

         1.2. Snap operates a search and aggregation "portal" site on the Web.

         1.3.     Xoom operates a direct marketing site on the Web.

         1.4. Snap has entered into an Agreement and Plan of Contribution and Merger, dated as of May 9, 1999 with Xoom and others, and the Second Amended and Restated Agreement and Plan of Contribution, Investment and Merger dated as of July 8, 1999 with National Broadcasting Company, Inc. ("NBC") and others (collectively, as such agreements may be amended, the "Merger Agreements") pursuant to which the existing businesses of Xoom, Snap and other assets of NBC will be combined to form NBC Internet, Inc. ("NBCi"). The closing of the transactions contemplated by the Merger Agreements is expected to occur prior to December 31, 1999 (the "NBCi Closing"). Following the NBCi Closing, Snap and Xoom may assign their rights and obligations hereunder to NBCi. If the NBCi Closing does not occur, Snap and Xoom shall remain as separate parties under this Agreement, unless this Agreement is terminated by one of the parties as provided herein.

2.       Definitions.

         2.1. "Above the Fold" means that a particular item on a Web page is viewable on a computer screen at an 800 x 600 pixels resolution when the User first accesses such Web page, without scrolling down to view more of the Web page.

         2.2. "Anchor Tenant" (and cognitives thereof) means a preferred Web content provider whose position is greater in size and prominence than that of any non-affiliated third party within the relevant Snap Sites' page or area of a page.



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         2.3.     "Commerce Opportunity" means any text, content, links or
                  promotions providing a direct or indirect opportunity for Users on the Snap Sites or the SnapTV Site to engage in a commerce, purchase, trade, exchange, or sale transaction, whether paid or unpaid, or any registration or membership opportunity for Users to provide User Profile Data, including, without limitation, content purchase opportunities, registration or membership sign-up opportunities, for-fee or subscription-based content or services, other purchase or sale opportunities for products or services offered by the Company directly or indirectly, links to any such opportunities presented to Users on the Snap Sites or the SnapTV Site, or other content areas of the Snap Sites or SnapTV Site.

         2.4. "Company Content" means the Company's and its licensors' text links, logos, graphic links, audio and video clips of the Television Home Shopping Service, and other materials, tools, content, or text that are delivered by the Company to Snap hereunder.

         2.5. "Company Database" means User Profile Data and any other information relating to Users of the ValueVision Site or the SnapTV Site or other customers of the Company or purchasers of Company Products who have had information about them collected or otherwise obtained by the Company, or for the Company's use or benefit, including information obtained through telephone operators and the Company's catalogue business, and all updates or additional information that may be added to such database during the Term. Notwithstanding the foregoing, the Company Database shall not include any information which, if provided by the Company to Snap or Xoom, (a) would violate any law, rule or regulation, or (b) would be contrary to the express, unprompted preference of the person to whom the data pertains (if such preferences are followed by the Company with respect to all other third parties having access to such data), provided however, that if the Company Database contains data subject to this subsection (b), the Company shall notify Snap and Xoom of such preferences and Snap and Xoom agree to comply with such preferences.

         2.6. "Company Marks" means the Company's and its licensors' trademarks, trade names, service marks and logos that may be delivered by the Company to Snap hereunder.

         2.7. "Company Products" means all products and services offered through the SnapTV Site or sold by or through the Company's Television Home Shopping Service, whether by the Company or a third-party.

         2.8. "Conflicting Contract" means (i) any contract to which Snap is a party that would result in a breach of such contract by the Company's actions in Section 3.11 or (ii) any contract to which Snap is a party that would result in a breach of such contract by the Company's action in Section 3.11 if the Company were deemed to be the party to the contract instead of Snap.

         2.9. "Content Portal(s)" means, as applicable, the specific aggregations of linked content within the Jewelry Shop, or on the "front page" of the Shopping Channel, which are organized around the Company Content, and, on the Jewelry Shop, relate to jewelry products and services, and on the "As Seen on SnapTV" Content Portal, relate to Company Products.

         2.10. "Enhanced Sites" has the meaning set forth in Section 6.2 below.


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         2.11.    "FTE Subscriber" means a household that receives the Company's
                  Television Home Shopping Service from a multichannel video programming distributor which operates one or more distribution systems, including, without limitation, cable television systems, MATV and SMATV systems, MMDS, TVRO and other wireline, wireless and direct broadcast satellite delivery methods, in all cases, whether analog or digital (each, a "Distribution System"), on a full-time basis. In the case of multiple dwelling units which receive the Company's Television Home Shopping Service pursuant to bulk rate arrangements, the number of FTE Subscribers shall be equal to 100% of all residential dwelling units in the multiple dwelling unit complex that receive the Company's Television Home Shopping Service on a full-time basis. The term "FTE Subscriber" shall not include commercial subscribers (i.e., subscribers receiving the Company's Television Home Shopping Service in the course of their business, including, without limitation, commercial establishments, hospitals, nursing homes, hotels, motels, universities, offices, bars and restaurants). For Distribution Systems carrying the Company's Television Home Shopping Service other than on a full-time basis, the number of FTE Subscribers shall be computed by adding, for each hour during each day on which the Company's Television Home Shopping Service is carried in the Distribution System, the product of (a) the sum of the applicable FTE Factors set forth on Exhibit A attached hereto for each such hour on each such day, multiplied by (b) the number of subscribers in the Distribution System.

         2.12.    "Fulfillment Services" has the meaning set forth in Section
                  4.2 below.

         2.13.    "International Editions" has the meaning set forth in Section
                  6.3 below.

         2.14.    "Internet Advertising" has the meaning set forth in Section
                  3.9 below.

         2.15. "Jewelry Shop" means the Web page within the Shopping Channel, which in Snap's sole discretion may also be a sub-shop, that will feature a variety of jewelry-related goods and related services to be purchased by Users.

         2.16. "Launch Date" has the meaning set forth in the Trademark License Agreement.

         2.17. "Look and Feel" means the look and feel, User interface and flow of User experience of an Internet site.

         2.18. "NBCi Competitor" has the meaning set forth in the Trademark License Agreement.

         2.19. "Portal-like Features" means those features in a "Portal Service" (as defined in the Trademark License Agreement).

         2.20. "Product Comparison Engine" means a product comparison engine featuring a searchable interface through which the User may select a category (e.g., videos), enters one or more words into a search box to search for a particular product (e.g., Disney), and may select a product from a listing on the product selection page (e.g., Lion King video).

         2.21. "Promotions" means (i) banners, buttons, windows, portals, text links, and other promotions that are offered now or in the future on Web sites; and/or (ii) text links within email newsletters distributed by Snap and/or Xoom (including, without limitation, Snap Wires and Xoom Wires) and other promotions that are offered by Snap and/or Xoom now or in the future and link directly to the SnapTV Site.


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         2.22.    "Shopping Channel" means the Shopping Channel on the Snap
                  Sites (other than the Xoom Site).

         2.23. "Snap Marks" means the Exclusive Marks and Non-Exclusive Marks as defined in the Trademark License Agreement.

         2.24. "Snap Member" means a User who has registered to become a member of one of Snap's registration based services, including without limitation, the Snap Sites and the free email service available at www.email.com.

         2.25. "Snap Product Manager" means a Snap employee or independent contractor holding editorial authority and responsibility for a portal, site, collection, area, center or page on the Snap Sites.

         2.26. "Snap Sites" means: (i) subject to the "Distributor" (as defined in Section 6.1 below) exclusion in Section 6.1, any and all search and aggregation "portal," direct marketing, and commerce sites, whether operated by Snap or a third party under the "Snap" brand, including, without limitation, the sites located at http://www.snap.com, http://www.xoom.com, http://www.nbc.com, http://www.videoseeker.com, and http://www.nbcin.com, together with any mirror sites, any co-branded editions of such site that have been or may be developed for Distributors, and successors to the foregoing (but not the SnapTV Site); and (ii) if Snap so elects within its sole discretion, the Enhanced Site and/or the International Editions, subject to Sections 6.2 and 6.3.

         2.27.    "SnapTV Domain Name" means the URL http://www.snaptv.com.

         2.28. "SnapTV Site" means the Internet site operated by the Company at http://www.snaptv.com, and successors to the foregoing, that is created pursuant to Section 3 below.

         2.29. "Snap Wire" means Snap's weekly email newsletter sent by Snap to Snap Members.

         2.30. "Television" has the meaning set forth in the Trademark License Agreement.

         2.31.    "Term" means the term of this Agreement as defined in Section
                  10.1 below.

         2.32. "Trademark License Agreement" means the Trademark License Agreement dated as of the date hereof between Snap and the Company, as may be amended from time to time.

         2.33.    "User" means any end-user of the Web.

         2.34. "User Profile Data" means data regarding a User provided by the User on the Snap Sites or the SnapTV Site or otherwise to Snap or the Company, including without limitation the User's name, e-mail address, telephone number, shipping address, credit card information (to the extent permissible by law), and other information about the User.

         2.35. "ValueVision Site" means the Internet site operated by the Company at http://www.vvtv.com.

         2.36.    "Web" means the World Wide Web part of the Internet.





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         2.37.    "Xoom Marks" means any trademarks, trade names, service marks and logos delivered by Xoom to the Company hereunder.

         2.38. "Xoom Member" means a User who has registered to become a member of one of Xoom registration based services, including without limitation, the Xoom Site.

         2.39. "Xoom Site" means the direct marketing Web site operated by Xoom located at http://www.xoom.com and any successor sites thereto.

         2.40. "Xoom Wire" means Xoom's periodic email newsletter sent by Xoom to Xoom Members

3.       SnapTV Site.

         3.1. Ownership of SnapTV Site. Subject to the terms of this Agreement and the Trademark License Agreement, the Company will own the SnapTV Site and will be responsible for the development, operation and maintenance of the SnapTV Site, including the Look and Feel and technical requirements for the SnapTV Site. Snap acknowledges that the Company may change the design and functionality of the SnapTV Site from time to time, as determined by the Company, subject to the requirements herein and in the Trademark License Agreement. Notwithstanding the foregoing and pursuant to the terms and conditions of the Trademark License Agreement, the Company will ensure the SnapTV Site maintains the SnapTV branding and other features reasonably agreed upon by the parties and the Company agrees to consult with Snap in connection with the development, operation and maintenance of the SnapTV Site, including all changes in the design and functionality thereof, and, to the extent commercially reasonable, minimize the additional costs to Snap resulting from any such changes.

         3.2. SnapTV Site Described. The Company will transfer the content and functionality of the ValueVision Site (including, in the Company's discretion, corporate and investor communications which may also remain on the ValueVision Site) to the SnapTV Site in accordance with this Section 3 and the terms of the Trademark License Agreement, and Snap will provide reasonable assistance in connection therewith. The Company will develop and operate the SnapTV Site as a live, Web site that will include "SnapTV" branding and Company Content related to the Company's Television Home Shopping Service. The SnapTV Site will be a separate and distinct Web site linked to from the Snap Sites and will serve as the entrance point for all Users who wish to purchase Company Products. The SnapTV Site will provide, at a minimum, all of the features and functionality (including, in the Company's discretion, corporate and investor communications) provided by, and will perform in a manner no less effective than the ValueVision Site immediately prior to the Effective Date.

         3.3. Placement of Snap Search Engine. The Company will place a functional search tool box linked to the Snap search engine on the front door of the SnapTV Site, but the exact location will be at the reasonable discretion of the Company. Snap shall design such search tool box (which shall not be less than 90 pixels wide by 60 pixels high) so that it provides Users with the option to search either the SnapTV Site or the Internet, with the SnapTV Site being the default. Snap shall provide such search tool box to the Company subject to Snap's standard terms and conditions and Snap may include a "Powered by Snap" logo in the search tool box. The Company shall not place any other search functionality on the front door of the SnapTV Site.


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         3.4.     Community Features. If the Company elects to provide any
                  community features (i.e., free home pages, chat, greetings cards, MightyMail, email, as well as any community features provided by Snap or Xoom in the future on their respective Web Sites) within the SnapTV Site, the Company will offer such community features exclusively through links on the SnapTV Site to the Xoom Site, or, following the NBCi Closing, to the Snap Sites, with all resulting pages being on a Snap Site. Such links shall be branded in a manner reasonably determined by Snap and Xoom in conjunction with the Company.

         3.5. Portal-Like Features. If the Company elects to provide any Portal-like Features within the SnapTV Site, the Company will use such Portal-like Features exclusively through links on the SnapTV Site to the Snap Sites, with all resulting pages being on a Snap Site. SnapTV shall have the right to incorporate features provided by its Company Affiliates; provided that such features shall be subject to the approval of Snap, which approval shall not be unreasonably withheld.

         3.6. Hosting. The Company will host the SnapTV Site on its servers (or on servers within its control or servers of a third party under contract with the Company) and will provide all computer hardware, software and personnel necessary to operate and maintain the SnapTV Site as a functional site accessible to Users.

         3.7. SnapTV Domain Name. The URL for the SnapTV Site will be the SnapTV Domain Name. Snap will register and own the SnapTV Domain Name and will exclusively license the SnapTV Domain Name to the Company pursuant to the terms and conditions of the Trademark License Agreement. The Company agrees that Snap will be entitled to count all page views, unique users, reach, frequency, etc. of the SnapTV Site towards Snap's traffic as measured by Media Metrix and other Internet traffic-auditing firms.

         3.8. Launch Date. The Company will use its best efforts to achieve a Launch Date for the SnapTV Site as soon as practicable following the Effective Date; provided, however, that if the Launch Date occurs after June 1, 2000, or does not occur due to the fault of the Company, then such failure will be deemed a material breach of this Agreement by Company. Snap shall provide the Company with reasonable assistance to launch the SnapTV Site to the extent that such assistance can be provided at no additional out of pocket cost to Snap. The Company shall give Snap at least thirty (30) days prior written notice of any projected Launch Date.

         3.9. Advertisements. Subject to Section 3.10, Snap shall own and have the exclusive right to use or sell all of the advertising (including all Promotions and sponsorships, integrated third party links and email advertisements to the SnapTV email database) ("Internet Advertising") on the SnapTV Site; provided, however, that Snap shall pay to the Company fifty percent (50%) of all gross revenue (net of agency fees Snap pays for such Internet Advertising) from such Internet Advertising. The Company shall incorporate all Internet Advertising into the SnapTV Site on a timely basis. To the extent Internet Advertising is available on the SnapTV Site, Snap shall use reasonable commercial efforts to sell Company inventory in every Internet Advertising transaction on the Xoom Site and http://www.snap.com, and if such Internet Advertising is sold, will provide the Company with a pro rata share of such transaction based on the SnapTV Site's available Internet Advertising inventory; provided further that the Company and Snap agree on reasonable terms for content standards and the pricing of a Snap/Company Internet Advertising package and that, following such agreement, Snap may enter into such transactions without any further approval or consent from the Company for transactions




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                  consistent with such agreement. The parties hereto will
                  discuss, and if mutually agreed, reprice such Internet Advertising packages annually or as otherwise agreed to ensure that such package is always competitive with the Internet Advertising market. The Company shall serve Internet Advertising on the SnapTV Site using the same system as Snap (which as of the Effective Date is Accipiter); provided, however, that the Company shall not be required to change the manner it serves Internet Advertising more than two times every five years.

         3.10. Company Right to Commit Internet Advertising Inventory. Notwithstanding Section 3.9 hereof, the Company shall have the right to commit up to 40% of the Internet Advertising for each type and category of Internet Advertising (e.g. untargeted vs. targeted, entertainment vs. shopping) to entities other than NBCi Competitors, in which the Company has made investments in excess of $1,000,000 ("Company Affiliates"). For the purposes of the pro-rata distribution of revenue and advertising on a given Internet Advertising transaction, the actual amount up to the 40% hold back referenced above in this section will not be included in the calculation of the revenue distribution.

         3.11. Company Affiliate Promotions. The Company can place Promotions of Company Affiliates on the SnapTV Site, which shall be included within the 40% hold back referenced in Section 3.10, provided that Snap does not have a Conflicting Contract. Before doing so, the Company must inform Snap of its intentions to make such an investment in a Company Affiliate and make commercially reasonable efforts to allow Snap to participate in the investment. If Snap reasonably objects to the placement due to a conflict in a pending "network wide" Anchor Tenancy (in the same category) that will include exclusive or most prominent placement on the SnapTV Site as well (a "Anchor Tenancy Contract"), and Snap passes on the investment, or Snap is not invited to participate in the investment, then the Company will have the right to place such Company Affiliate's Promotion on the SnapTV Site exclusively or on a most prominent basis for a period of 90 days. During that 90-day period, Snap may make commercially reasonable efforts to sell the Promotions pursuant to an Anchor Tenancy Contract (which may include the Snap Sites and the SnapTV Site, but may exclude NBC.com, NBC-Interactive Neighborhood and Videoseeker.com) and in the same category. If Snap enters into such an Anchor Tenancy Contract that includes SnapTV Site, the Company will remove the Promotions for such Company Affiliate. However, if Snap does not enter into such an Anchor Tenancy Contract during that 90-day period, the Company shall have the right to keep the Promotions for such Company Affiliate on the SnapTV Site. If the Company is required to remove the Promotions for such Company Affiliate from the SnapTV Site, the Company shall have the right to continue selling merchandise on the SnapTV Site from that Company Affiliate. Once any such Anchor Tenancy Contract terminates, Snap shall have the right to renew such Anchor Tenancy or sell such Anchor Tenancy to any third party. In the absence of such renewal or resale within 90 days after the expiration of such Anchor Tenancy Contract, the Company may then include the Promotions for such Company Affiliate on the SnapTV Site.

         3.12. Company's Right to Sell Company Products. Snap acknowledges that it has no authority to prohibit the Company from selling Company Products on the SnapTV Site; provided that the Company acknowledges that Snap may limit (e.g., through a non-exclusive Anchor Tenancy Contract) the placement of Internet Advertising on the SnapTV Site. To clarify, if Snap brings an exclusive Anchor Tenancy to the online "network" (which would include the SnapTV Site), Snap must create an appropriate carve out which allows the Company and the SnapTV Site to continue to sell Company Products, subject to any




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                  Anchor Tenancy (e.g., the Anchor Tenant's merchandise may be more prominently featured than the Company Products) but not subject to any exclusivity.

         3.13. Quality Standards. The Company agrees that the SnapTV Site will comply with the quality standards set forth in Section
                  3.3 of the Trademark License Agreement throughout the Term. If the SnapTV Site fails to operate fully and functionally in any material respect for at least 99% of the time during any 30 day period, even if otherwise in compliance with the performance standards, Snap may immediately remove any or all links to the SnapTV Site, at Snap's sole discretion, until such time as the Company notifies Snap that the SnapTV Site has resumed acceptable operation and the SnapTV Site has actually resumed acceptable operation. These remedies are for Snap's editorial purposes and in no way limit Snap's ability to terminate this contract or pursue any other remedies hereunder in the event the performance standards set forth herein are not met.

4.       Harvesting, Fulfillment Services and Account Management.

         4.1. Harvesting. The Company shall, beginning on the Launch Date, provide all Company Content as required herein in connection with the Content Portals pursuant to Snap's then current, standard technical specification policies for harvesting required of third parties with content portals to be harvested with similar functionality, as updated from time to time in Snap's sole discretion. Harvested Company Content will maintain the applicable Snap Site's Look and Feel and will include branding for the Company using Company Marks, in such form and placement as a Snap Product Manager shall determine in his or her sole discretion, subject to Section 12 of this Agreement. The Company shall ensure that all Company Content remains at all times current by continually providing Snap with timely updates to the Company Content. Furthermore, under no circumstances shall Company Content include any content of an NBCi Competitor or reference an NBCi Competitor.

         4.2. Fulfillment Services. The Company will be responsible for developing all systems and entering into any arrangements and relationships required to accept the purchasing information collected from Users of the SnapTV Site for Company Products and finalize and fufill the relevant sales. The Company will accept and process the purchasing information collected on SnapTV Site, and will provide all fulfillment services in a timely and professional manner, including but not limited to, email confirmation of orders, email confirmation of shipping, online customer order checking, prompt customer service via email, establishing and maintaining a single point for data delivery by Snap, order fulfillment, credit management and inventory maintenance. At a minimum, Company will establish an order transmittal and fulfillment process that meets reasonable online industry standards for fulfillment services. In addition, the Company shall be responsible for any customer communication (via email, phone, fax, etc.) related to customer service, fulfillment, complaints, returns, etc. related to purchases made on the SnapTV Site. All services described in this section shall be deemed to be "Fulfillment Services."

         4.3.     Account Management.

                  4.3.1. Account and Contact Managers. For the purposes of this Agreement, Rita Han shall be Snap's account manager for the Company and Cary Deacon shall be the Company's contact manager for Snap (collectively, the "Managers"). Subject to Section 18.12, the Managers shall be the primary points of contact for inquiries




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                           and requests, and each Manager shall provide the
                           other with such information and assistance as may be reasonably requested by the other from time to time. Either party to this Agreement may change its designated Manager by giving the other party written notice of such change.

                  4.3.2. Steering Committee. Each party shall appoint three members of a committee (the "Steering Committee") to review strategic plans, projected fees payable under this Agreement and the Trademark License Agreement, marketing, brand positioning and other relevant issues of the SnapTV Site on a quarterly basis; provided, however, after the NBCi Closing Snap and Xoom shall together appoint three members. The Steering Committee shall make such decisions and take such actions as may be necessary or desirable to carry out the purpose of this Agreement and the Trademark License Agreement, and all such decisions and actions shall be made by a unanimous consensus of the Steering Committee, which shall include at least one member appointed by each party. The Steering Committee shall meet at least once per quarter at a mutually agreed time and place. Steering Committee meetings may take place in person and/or via telephone, videoconference, or other two-way communications device. Notice of the time and place of each meeting of the Steering Committee shall be given to each member of the Steering Committee not less than seven (7) days before the time when the meeting is to be held by personal delivery, facsimile transmission, or email to such member's business address. A member of the Steering Committee may, in any manner, waive notice of a meeting. The attendance of a member of the Steering Committee at a meeting of the Steering Committee shall constitute a waiver of notice of the meeting, unless such member is attending for the sole purpose of disputing notice.

5.       Anchor Tenancy.

         5.1. Creation of Jewelry Shop. Snap will create the Jewelery Shop on a schedule determined by Snap in its sole discretion, but in no event later than the Launch Date.

         5.2. Anchor Tenant of Jewlery Shop. After the Launch Date and during the Term, Snap will feature the Company as the Anchor Tenant within the Jewelry Shop. Subject to this Section 5, Snap may, in the exercise of its reasonable discretion, make changes to the design and functionality of the Jewelry Shop. In the Jewelry Shop, the Company will have the right to program one Content Portal that begins Above the Fold that measures approximately 150 x 400 pixels with relevant content and links to the Jewelry Shop. The Company will provide the appropriate Company Content, subject to the reasonable discretion of a Snap Product Manager, for the Content Portal, which shall be harvested as set forth in Section 4.1. The Snap Product Manager may provide the Company with reasonable assistance to enable the Company to effectively design the Content Portal. Subject to this Section 5.2, the Snap Product Manager will determine the size and location of the Content Portal. Snap may, in the exercise of its reasonable discretion, make changes to the design and functionality of the Jewelry Shop.

         5.3. "As Seen on SnapTV" Advertising. After the Launch Date and during the Term, an "As Seen on SnapTV" Content Portal, a mock up of which is attached hereto as Exhibit B, will be prominently displayed on the "front page" of the Shopping Channel, which is one click or link away from the "front door" of the applicable Snap Site. This Content Portal will be displayed with not less than 50% of the unit appearing Above the Fold. The size





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

                  of the Content Portal will be not less than 120 pixels wide by 60 pixels high on an 800 x 600 pixel screen. Snap will deliver a mock up of the location and size of this Content Portal for approval by the Company, whose approval shall not be unreasonably withheld. Snap agrees that at a minimum, the words "As Seen on SnapTV" will appear fully Above the Fold. The Company will provide the appropriate Company Content, subject to the reasonable discretion of a Snap Product Manager, for the Content Portal, which shall be harvested as set forth in Section 4.1. The Snap Product Manager may provide the Company with reasonable assistance to enable the Company to effectively design the Content Portal. Subject to this
                  Section 5.3, the Snap Product Manager will determine the size and location of the Content Portal. Snap may, in the exercise of its reasonable discretion, make changes to the design and functionality of the "As Seen on SnapTV" Content Portal in connection with changes being made to all or substantially all content portals throughout http:///www.snap.com and the Shopping Channel.

         5.4. Hosting. Snap will host the Jewelry Shop and the Content Portals on its servers (or on servers within its control or servers of a third party under contract with the Company) and will provide all computer hardware, software and personnel necessary to operate and maintain the Jewelry Shop and the Content Portals as functional pages accessible to Users.

         5.5. Internet Advertising. Snap shall own and have the right to use or sell all of the Internet Advertising inventory on the Jewelry Shop and may keep all revenue derived therefrom. The Company acknowledges that Internet Advertising, Promotions and third party content for and/or links to other sites similar to or in competition with the Company may exist in the Jewlery Shop. Notwithstanding anything in this Agreement to the contrary, any third party content or links may exist on any area of the Jewelry Shop. Moreover, other than as expressly set forth herein, Snap shall have the right to display any third party links, media, banner advertisements, other Promotions, and/or paid or unpaid editorial content anywhere on the Snap Sites and to market and promote jewelry and related promotions on television using Snap as the Internet fulfillment provider.

         5.6. Comparison Engine. Snap shall have the right to create a Product Comparison Engine on the Snap Sites that provides the User with a page that compares prices of several vendors for a particular product. The User has the option of clicking through on the product link, which may deliver the User to the selected vendor's Web page, where the User can purchase the product. The Snap Product Comparison Engine, if created, will be implemented in accordance with a schedule determined by Snap in its sole discretion. Following its launch, the Snap Product Comparison Engine shall be featured on and throughout the Shopping Channel. To the extent technically feasible, the Snap Product Comparison Engine shall consider ("crawl") the Company's Products in its comparison of prices for a particular product, provided that Company's Products include such product, and shall also consider products from competitors of the Company.

         5.7. Wallet-Enabling SnapTV Site. On a schedule mutually agreed by all the parties hereto, Xoom will use its Liquid Market technology to "Wallet-enable" the SnapTV Site to enable Users on the Shopping Channel to purchase Company Products. "Wallet-enable" shall mean: (i) the User enters a credit card and related personnel data once on the Shopping Channel; (ii) this financial information is stored within the Shopping Channel and associated with a unique User number; and (iii) the User does not have to reenter such information each time the User purchases a Company Product on the Shopping




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

                  Channel. The Company will provide reasonable assistance to Xoom to "Wallet-enable" the SnapTV Site.

6.       Co-Branded, Enhanced, and International Editions.

         6.1. Co-Branded Editions. Company acknowledges that Snap produces co-branded editions of the Snap Sites for various resellers, distributors, other licensees and/or joint venture partners (collectively the "Distributors"). In some cases, such Distributors are entitled to replace Snap's default content with other content within their own co-branded editions of any Snap Site. Notwithstanding any other provisions of this Agreement, if any such Distributor has exercised its right to replace Company Content with other content, then Snap will not be required to display the Promotions or Company Content within such Distributor's co-branded edition of the Snap Sites.

         6.2. High-Speed Editions. Snap has created an enhanced, high-speed version of the Snap Site focused on rich media content (together with any successor service(s) or site(s) thereof and any co-branded editions of such service that have been or may be developed for Snap's third party distribution partners and licensees, the "Enhanced Site") and may desire to include appropriate rich media content from the Company within the Enhanced Site. At Snap's sole discretion, all terms and conditions contained in the Agreement related to the "Snap Sites" may also apply to the Enhanced Site. The Company hereby acknowledges that Snap, in its sole discretion, may use appropriate Company Content within the Enhanced Site, and all licenses set forth in the Agreement are hereby expanded to include the Enhanced Site. Further, Snap shall have the exclusive right, at its sole discretion, to take video and/or audio clips (e.g., product demonstrations) from the Company's Television Home Shopping Service and include them on the Shopping Channel within the Enhanced Site; it being understood that the Company shall have the right to transmit, exhibit, display and stream the Company's Television Home Shopping Service on a full-time (24 hour/7 day) basis and/or audio and/or video clips of such service on any Computer Service (as such term is defined in the Trademark License Agreement). The Company acknowledges that the look and feel of the Enhanced Site will be designed for a high-bandwidth audience and therefore may substantially differ from the look and feel of the primary Snap Site.

         6.3. International Editions. Snap is currently considering creating one or more international editions of the Snap Site to reflect appropriate localized and local partner content ("International Editions") and may desire to include localized media content from Company within an International Site. At Snap's sole discretion, Snap may include Company Content in any International Edition, subject to the Company's reasonable approval. The Company shall use its reasonable commercial efforts to provide Fulfillment Services for such International Editions. All terms and conditions contained in the Agreement related to the "Snap Site" shall also apply to such International Editions. Snap, in its sole discretion, may use appropriate Company Content within such International Editions, and all licenses set forth in the Agreement are hereby expanded to include such International Editions. Further, the Company hereby grants Snap a license to create derivative works (including translations) of the Company Content solely for the purpose of adapting such International Editions to the relevant target audience. The Company acknowledges that the look and feel of the International Editions will be localized for the relevant target audience (e.g., in terms of language, culture, and ethnicity) and therefore may substantially differ from the look and feel of the primary Snap Site.


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

7.       On-Air Promotion.

         7.1 Provided by Snap. Snap will promote the Snap TV brand, including the SnapTV Domain Name using $4 million per year of NBC Television Network advertising commencing upon receipt of written notification by Snap from Company that the Company's Television Home Shopping Service has obtained an overall reach of at least 30 million FTE Subscribers and then only to the extent of $1 million for each three-month period remaining from receipt of such notification until the fourth anniversary of the Effective Date. Snap shall use such time to promote principally the SnapTV brand, including the SnapTV Domain Name. The Company acknowledges that Snap's on-air promotions may also contain promotion of the Snap Sites and the Shopping Channel; provided, however, that the SnapTV brand presence will be more prominent than Snap's brand presence. Snap shall prepare the relevant creative material for such advertising and shall place such advertising on NBC Television Network, subject to the Company's approval over the advertising and the placement thereof (such approval not to be unreasonably withheld or delayed).

         7.2 Provided by the Company. Commencing upon delivery of the written notification from Company to Snap that the Company's Television Home Shopping Service has obtained an overall reach of at least 30 million FTE Subscribers, the Company will use $4 million per year of any "run-of-network" cable television advertising (other than advertising appearing on the Company's Television Home Shopping Service) to promote Snap or Snap's products or services and then only to the extent of $1 million for each three-month period remaining from the receipt of such notification until the fourth anniversary of the Effective Date. The Company shall use such time to promote principally the Snap brand, including the SnapTV Domain Name. Snap acknowledges that the Company's contractual obligations require that this cross-channel promotion must contain SnapTV promotion as well; provided, however the SnapTV brand presence will be less prominent than Snap's brand presence. Snap shall prepare the relevant creative material for such advertising, subject to the Company's approval (such approval not to be unreasonably withheld or delayed), and the Company shall place such advertising on cable television networks (other than the Company's Television Home Shopping Service) in accordance with the Company's affiliation agreements with such networks and subject to Snap's approval, which approval shall not be unreasonably withheld or delayed.

         7.3 Company Promotion of SnapTV URL. With respect to third party merchandise sold on the Company's Television Home Shopping Service, the Company shall use commercially reasonable efforts to always promote a URL that incorporates the SnapTV Domain Name for any on-air promotion that leads a User to the SnapTV Site. This obligation is dependent on Snap's ability to promptly deliver a reasonably easy to remember and commercially appropriate SnapTV URL for each on-air merchant (e.g., SnapTV.com/victoria for Victoria's Secret). Following such commercially reasonable efforts, if the Company cannot convince its on-air merchant to use a URL that incorporates the SnapTV Domain Name, then the Company can use 15% of the Company's airtime promoting non-SnapTV URLs with no amounts paid to Snap. Any airtime used, which includes a URL of any kind, over the above 15% which does not refer to a URL that incorporates the SnapTV Domain Name, whether or not the Company has made an equity investment, the Company shall pay Snap a 20% commission based on the rate card, should one exist, or calculated based on the average revenue for all airtime that the Company receives or derives for all airtime that does not incorporates the SnapTV Domain Name.



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


         7.4 Valuation of Advertising. The advertising provided to the Company or Snap pursuant to Section 7.1 or 7.2 hereof shall be valued at the rate actually charged to the Company by cable operators or to Snap by NBC Television Network; it being understood that the Company and Snap shall each use their commercially reasonable efforts to obtain the lowest rate for such advertising.

8.       User Profile Data, Commerce Opportunities, and Direct Marketing.

         8.1. Data Ownership. Snap will be the sole owner of any information that Snap collects from Users through the Snap Sites, including, without limitation, any data derived from User Profile Data and Users of the SnapTV Site that become a Snap Member or a Xoom Member. Snap, Xoom and the Company will co-own the User Profile Data for purchases made over the Web resulting from the direct email marketing described in Section 8.4, which co-ownership will survive the Term and/or termination of this Agreement. Snap and Xoom shall co-own all data collected through the use of the Liquid Market technology described in Sections 5.6 and 5.7. Snap and the Company will use their good faith efforts to develop a common registration and password for new Users to simultaneously become Snap Members and SnapTV Members; if such common registration is developed, Snap and the Company will co-own such User Data Profile, which co-ownership will survive the Term and/or termination of this Agreement.

         8.2. Use of Information and Confidentiality. Snap and Xoom shall each have access to the Company Database at all times during the Term of this Agreement. Each party will have the right to use any information provided by the other party pursuant to
                  Section 11 subject to the confidentiality restrictions set forth in Section 18.4. Unless otherwise clearly disclosed to Users on the respective site, all data collected from Users through the SnapTV Site will be kept confidential and not disclosed to third parties in accordance with the published privacy policy of Snap and Xoom and, following the NBCi Closing, NBCi.

         8.3. Commerce Opportunity. If any Company Content accessed through links appearing on the Snap Sites contains any Commerce Opportunity that requires the User to register or submit any User Profile Data, then Snap has the right in its sole discretion to cause any of the following: (i) the Web page that requests the User Profile Data, (ii) any other page relating to the Commerce Opportunity, or (iii) a separate Snap Member registration page, to present the User with an opportunity to register to become a Snap Member.

         8.4. Direct Marketing. During the Term, Xoom and Snap and, following the NBCi Closing, NBCi, shall have the exclusive right to use (or allow an affiliate entity to use, in which case all references to "Xoom" in this Section 8 shall refer to such affiliate entity) the information contained in the Company Database for email direct marketing purposes as set forth in this Section, and all ancillary activities related thereto. Snap and Xoom shall have the co-exclusive right to execute, or cause to be executed, the same number of promotional email offers per month that Snap and Xoom execute or cause to be executed to their respective members, promotional email offers, to all or some of the Users in the Company Database other than those who have opted not to receive such email offers. Such email offers shall be drafted by Xoom, approved by Company (and such approval shall not be unreasonably withheld) and will appear to come from "SnapTV and Xoom" (and after the NBCi Merger, as NBCi determines in its sole discretion). Such email messages may have links to the Snap Sites or the SnapTV Site, as Xoom shall decide in its sole discretion. Products offered in such emails may include Xoom's products or services or third party products and/or services that Xoom has the right to offer, and Xoom shall select all of such products to be offered in its sole discretion; provided that the Company will have the right to approve such products, and shall not unreasonably withhold or delay such approval (it being understood that the Company may reject products that directly compete with Company Products). Xoom may choose to distribute emails to some or all Users in the Company Database, and may choose to send the emails itself or to direct that the Company or another party (i.e. agent/outsourcer) send the emails. Xoom shall also have the option to create and host "sell" pages for any marketing campaign, and Xoom shall arrange for purchase orders to be processed and fulfilled (other than for Company Products which shall be processed and fulfilled by the Company), and for customer service and inventory matters to be coordinated in relation to the products offered in emails distributed pursuant to this Section, as Xoom shall determine in its sole discretion. Xoom shall send a copy of the email offer to the Company at least forty-eight hours prior to the time at which the email messages are to be sent. The Company may reject, but not unreasonably, promotional email offers proposed by Xoom that include products or services that compete with Company Products then offered by the Company on the Company Sites. Xoom shall, in all such direct marketing activities permitted in this section, comply with all laws, rules, regulations and orders applicable to such activities.

         8.5. Company Database Management. Within two weeks of the Effective Date, the Company will electronically send Xoom and Snap all User Profile Data then contained in the Company Database to one or more FTP addresses designated by Xoom and Snap. In addition, the Company shall: (a) initially process User names to create a clean ASCII text file, (b) filter known bad domain names and false email addresses, (c) process requests for unsubscription and remove from the Company Database such entries for subsequent direct market activities, and (d) update Snap's and Xoom's copies of the Company Database by sending to the designated FTP addresses information on new member additions and unsubscribe requests at least one time each month during the Term. The Company has the right to request from Snap and Xoom a copy of their current Company Database text files and receive such data at least one time per month during the Term.

         8.6. Company Offers. Snap shall, if the Company requests, make a reasonable number of promotional email offers per month containing a Company Product offer to Users described in the Company Database, provided that such email messages will be sent by Snap, Xoom or a third party outsourcer in consultation with the Company. Snap may reject promotional email offers proposed by the Company that include products or services which compete with products or services then offered to Users of the Snap Sites (other than Company Products offered through the SnapTV Site or harvested Company Content), or if such offer otherwise conflicts with a Snap contractual agreement or Snap's privacy or merchandising philosophy.

         8.7. Exclusivity. The Company shall not enter into any agreement with any NBCi Competitor to make, or otherwise permit any NBCi Competitor to make on its behalf, any promotional e-mail offers regarding the Company or the Company Products.

9.       Payments and Credits.

         9.1. Commission from Program Sales. The Company will pay Snap or Xoom, as appropriate, 20% of the gross revenue actually received by the Company, less third party sales commissions, without any other adjustment of any kind, of all Advertising (as defined in the Trademark License Agreement) or program sales on the Company's Television Home Shopping Service for each sale in which the purchaser of such Advertising or program was referred to the Company by Snap or Xoom or Snap or Xoom materially assisted with respect to such sale.

         9.2. Commissions from Email Marketing. The Company will receive 50% of the gross revenue actually received by Snap or Xoom, as applicable, generated from the email marketing described in Sections 8.4, less third party sales commissions, cost of goods, shipping and handling, gift wrapping, credit card processing fees, returns, fraud, and chargebacks. Xoom will receive 50% of the gross revenue actually received by the Company generated from the email marketing described in Sections 8.4 relating to Company Products and Section 8.6, less third party sales commissions, cost of goods, shipping and handling, gift wrapping, credit card processing fees, returns, fraud, and chargebacks.

         9.3. Internet Advertising Revenue. Snap will pay the Company the amounts referenced in Section 3.9 derived from Internet Advertising as being due the Company, and the Company will pay Snap the commissions referenced in Section 7.3 as being due Snap.

         9.4. Payment. Payments under this Agreement will be made by check or wire transfer of immediately available funds. All amounts due from one party to another party hereunder shall be due and payable quarterly by the 45th day of the month following the quarter in which such amount can be reasonably calculated.

         9.5. Audit Rights. Each party agrees to keep accurate books of account and records at its principal place of business covering all transactions relating to this Agreement. Each party or any duly authorized representative shall have the right, at all reasonable hours of the day, to audit each of the other party's books of account and records and all other documents and material in the possession or under the control of such other party with respect to the subject matter and the terms of this Agreement and to make copies and extracts thereof. In the event that any such audit reveals an underpayment by the audited party, the audited party shall immediately remit payment to appropriate party in the amount of such underpayment plus interest calculated at a rate of one and one-half (11/2%) per month, or the maximum rate allowed by law, compounded daily, calculated from the date such payments were actually due until the date when such payment is in fact actually made. Further, in the event that any such underpayment is greater than five percent (5%) of the amount due for the period being audited, the audited party shall reimburse the party conducting the audit for the reasonable costs and expenses of such audit. All books of account and records of each party covering all transactions relating to this Agreement shall be retained by such party for at least three (3) years after the expiration or termination of this Agreement, as the case may be, for possible inspection and/or audit by the other parties.

10.      Term; Termination.

         10.1. Term. The term of this Agreement will begin on the Effective Date and end on the tenth (10th) anniversary of the Effective Date, unless otherwise terminated or extended as set forth in this Agreement (the "Term").

         10.2. Termination of the Trademark License Agreement. Any party may terminate this Agreement upon any termination of the Trademark License Agreement, which termination will be effective as of the effective date of the termination of the Trademark License Agreement.

         10.3. Termination for Cause. Either Snap or the Company may terminate this Agreement at any time by giving written notice of termination to the other parties if any other party commits a material breach of its obligations hereunder that is not cured within 30 days after notice thereof from a non-breaching party; provided, however, Snap may not terminate this Agreement pursuant to this section due to a breach of Xoom and Xoom may not terminate this Agreement pursuant to this section due to a breach of Snap.

         10.4. Termination Upon Insolvency. Any party may immediately terminate this Agreement in the event that (a) another party files any petition for bankruptcy or is adjudicated a bankrupt or insolvent under the bankruptcy laws of any jurisdiction;
                  (b) a petition in bankruptcy is filed against another party and such petition is not dismissed within 60 days; (c) another party becomes insolvent or makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy law; (d) another party discontinues its business; or (e) a receiver or trustee is appointed for another party, which appointment is not contested by that party within 60 days; provided, however, Snap may not terminate this Agreement pursuant to this section based on Xoom's triggering this section and Xoom may not terminate this Agreement pursuant to this section based on Snap's triggering this section.

         10.5. Consequences of Termination. Upon the termination or expiration of this Agreement, all licenses granted hereunder shall immediately terminate and each party shall return or destroy all Confidential Information of the other party in its possession, including the Company Database and User Profile Data which the party in possession does not own or have rights to possess after the termination of this Agreement. Termination of this Agreement by a party hereto shall result in the complete termination of this Agreement with respect to all parties.

11.      Reports, Records, and Accounts.

         11.1. Company Reports. Within 15 days after the end of each month during the Term, the Company, to the extent the Company has such information, and the Company agrees to use commercially reasonable efforts to obtain such information, will provide to Snap a complete and detailed report that includes, at a minimum, for such month: (i) the total page views on the SnapTV Site, (ii) the number of unique Users to the SnapTV Site from the Jewelry Shop, (iii) the number of click thrus and the conversion rate resulting from such click thrus, (iv) the type, price, and number of goods sold by the Company pursuant to Sections 8.4 and 8.6, the number of Snap Users who bought such items, and number of click thrus pursuant to Sections 8.4 and 8.6, and (v) the number of Users and User Profile Data for Users who click through from the Snap Sites to the SnapTV Site, (vi) the number of Users and User Profile Data for Users who click through from the Snap Sites to the SnapTV Site and order Company Products, and (vii) the aggregate statistical and demographic characteristics of Users in (ii), (iii), (iv), (v), and (vi). Snap will, to the extent commercially feasible, tag each such User originating from the Snap Site using a cookie or other similar technology to assist the Company in obtaining the foregoing data. Furthermore, the Company shall furnish whatever additional information Snap may reasonably prescribe from time to time to enable Snap to verify the calculation of the monies due pursuant to Section 8. The Company shall make commercially reasonable efforts to collect buyer information, including email addresses, from its customers ordering by phone or any other means. The Company will also provide Snap and Xoom with historical buyer data on the Company's customers, which will allow Snap and Xoom to maximize the economic benefit to all parties.

         11.2. Records and Accounts. Each party agrees to keep, on a continuing basis, full and accurate records and accounts, including, without limitation all logs and reports, sufficient to permit the other parties to verify the accuracy of all reports submitted by the party as hereinabove required. Each party shall have the right, at their sole expense, to examine such books and records, whether in electronic format or otherwise, to the extent that such examination is necessary and pertinent to the foregoing verification, during reasonable business hours, using its employees or principals, or through outside, authorized representatives.

12. License for Company Marks and Content. The Company hereby grants to Snap and Xoom a non-exclusive, non-transferable, royalty-free license, effective throughout the Term, to use, display and publish the Company Marks and Company Content as permitted hereunder. In the event the Enhanced Sites and/or the International Editions are deemed included within this Agreement pursuant to Section 6.2 or 6.3 above, the Company hereby further grants to Snap and Xoom a non-exclusive, non-transferable, royalty-free license, effective throughout the Term, to modify and create derivative works of the Company Content solely as permitted in Sections 6.2 or 6.3. In the event the International Editions are deemed included within this Agreement pursuant to Section
         6.3 above, the Company shall in good faith modify the Company Marks to incorporate changes reasonably suggested by Snap for the relevant target audience (e.g., complying with local laws or avoiding the use of offensive terms in the local language). Any use of the Company Marks or the Company Content by Snap or Xoom must comply with any reasonable usage guidelines communicated by the Company to Snap and Xoom from time to time and the Design Standards and Standards and Practices (as such terms are defined in the Trademark License Agreement). Nothing contained in this Agreement will give Snap or Xoom any right, title or interest in or to the Company Content and any derivative works thereof, the Company Marks or the goodwill associated therewith, except for the limited usage rights expressly provided above. Snap and Xoom acknowledge and agree that, as between the Company and Snap and Xoom, the Company is the sole owner of all rights in and to the Company Marks and the Company Content and any derivative works thereof.

13.      Responsibility for the Sites and Products.

         13.1. The Company acknowledges and agrees that, as between the Company, on the one hand, and Snap and Xoom, on the other hand, the Company will be solely responsible for any claims or other losses associated with or resulting from the marketing or operation of the SnapTV Site, or the offer or sale of any Company Products by the Company, or through emails delivered by Xoom for Company Products, including, but not limited to customer claims, vendor claims, product liability, and damage in transit. Snap and Xoom are not authorized to make, and agree not to make, any representations or warranties concerning the Company Products, except to the extent (if any) contained within Promotions delivered to Snap or Xoom by the Company.

         13.2. Snap and Xoom acknowledge and agree that, as between the Company, on the one hand, and Snap and Xoom, on the other hand, Snap or Xoom will be solely responsible for any claims or other losses associated with or resulting from emails sent by Snap or Xoom

                  (other than pursuant to Section 8.6) or from products (other than Company Products) sold by Snap or Xoom pursuant to
                  Section 8.4, including, but not limited to customer claims, vendor claims, product liability, and damage in transit. The Company is not authorized to make, and agrees not to make, any representations or warranties concerning such products.

14.      Representations, Warranties and Covenants.

         14.1. Compliance with Law. The Company shall comply with all truth-in-advertising, consumer credit, consumer product safety and other laws, rules, regulations and orders applicable to the Company's Television Home Shopping Service or to the advertising and sale of products or services. Snap and Xoom shall have no responsibility or liability with respect to any products or services or the use thereof. The Company represents and warrants that all data in the Company Database has been gathered in compliance with all applicable laws, rules regulations and orders and that the Company will advise Snap and Xoom, in a timely manner, of all limitations on the use of such data requested by the person to whom the data pertains.

         14.2. Product Warranties. The Company warrants that Company Products delivered to customers hereunder (a) will be free from defects in workmanship and material, (b) shall be of merchantable quality and in good working order, and (c) will comply with all specifications and documentation relating thereto (including but not limited to the relevant description and specification included on the SnapTV Site).

         14.3. Insurance Requirements. The Company shall at all times during the Term maintain with a reputable insurance company or companies (i) errors and omissions insurance in an amount not less than $2 million combined single limit, naming Snap and Xoom and their respective affiliates as additional insured thereunder; and (ii) adequate general comprehensive public liability insurance coverage against all types of public liability (including product liability, bodily injury, property damage and personal injury), in such amounts as are customary in accordance with sound business practices. Such policies shall not be subject to cancellation or material modification upon less than 30 days' prior written notice to Snap and Xoom. The Company shall provide Snap and Xoom with certificates evidencing such insurance within 30 days after the date hereof.

         14.4.    Fulfillment Services. The Company represents and warrants that
                  (i) no part of the Fulfillment Services violates or infringes upon any common law or statutory rights of any person, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secret rights, patent rights and rights of privacy or publicity; (ii) the Fulfillment Services will be Year 2000 compliant at the time of delivery and at all times thereafter and in all subsequent updates or revisions of any kind, and shall not be materially interrupted, delayed, decreased, or otherwise affected by dates/times prior to, on, after or spanning January 1, 2000;
                  (iii) the Company has received no notice, written or oral, alleging any such violation or infringement or demanding or suggesting that the Company enter into a license agreement with any third party with respect to any part of the Fulfillment Services; (iv) all employees, independent contractors, agents, consultants and other persons or entities used by the Company to develop the Fulfillment Services have assigned all of their rights in and to the Fulfillment Services, and any related improvements, to the Company; and
                  (v) the Company's ownership and/or use of all necessary rights in and to the Fulfillment Services is free of all liens, claims, encumbrances and rights of others.

15. LIMITATION OF DAMAGES. NO PARTY WILL BE LIABLE TO ANOTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16. NO WARRANTIES. EXCEPT AS OTHERWISE SET FORTH HEREIN, THE JEWELRY SHOP, CONTENT PORTALS AND SNAPTV SITE ARE PROVIDED "AS IS" AND THE INFORMATION CONTAINED THEREIN IS NOT WARRANTED TO BE FREE FROM ERROR. SNAP, XOOM AND THE COMPANY DISCLAIM ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE JEWELRY SHOP, CONTENT PORTALS AND SNAPTV SITE.

17.      Mutual Indemnification.

         17.1. Indemnification by Snap. Snap shall indemnify, defend and hold the Company harmless from and against any costs, losses, liabilities and expenses, including all court costs, reasonable expenses and reasonable attorney's fees (collectively, "Losses") that the Company may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, to the extent arising out of or as a result of
                  (i) any breach of this Agreement by Snap, (ii) any claim that the intellectual property of Snap or provided by Snap hereunder infringes a patent, copyright, trade secret or other intellectual property right of any third party; or (iii) except to the extent the Company is required to indemnify Snap under Section 17.3 or where Xoom is required to indemnify the Company under Section 17.2, the operation of the Snap Sites (other than the Xoom Site) or the use of the Company Database by Snap.

         17.2. Indemnification by Xoom. Xoom shall indemnify, defend and hold the Company harmless from and against any Losses that the Company may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, to the extent arising out of or as a result of (i) any breach of this Agreement by Xoom; (ii) any claim that intellectual property of Xoom or provided by Xoom hereunder infringes a patent, copyright, trade secret or other intellectual property right of any third party; or (iii) except to the extent the Company is required to indemnify Xoom under Section 17.3, (A) the emails sent by Xoom or a third party pursuant to Section 8.4 or 8.6, (B) the products, other than Company Products, sold by Xoom pursuant to Section 8.4, (C) the operation of the Xoom Site, or (D) the use of the Company Database by Xoom.

         17.3. Indemnification by Company. The Company shall indemnify, defend and hold each of Snap and Xoom harmless from and against any Losses that Snap or Xoom may suffer, incur or be subjected to by reason of any legal action, proceeding, arbitration or other claim by a third party, whether commenced or threatened, to the extent arising out of or as a result of
                  (i) any breach of this Agreement by the Company, including, without limitation, a breach of the warranties, representations and covenants described in Section 14, (ii) the use of Company Content by Snap in accordance with this Agreement; (iii) the operation of the SnapTV Site, the Company's Television Home Shopping Service or the Fulfillment Services; (iv) any claim that the intellectual property of the Company or provided by the Company hereunder, the SnapTV Site or the Company Content infringes a patent, copyright, trade secret or other intellectual property right of any third party; or (v) the offer or sale of Company Products by the Company on or through the Company's Television Home Shopping Service, SnapTV Site or any emails sent by Xoom or a third party pursuant to Section 8.4 or 8.6.

         17.4. Indemnification Procedures. If any party entitled to indemnification under this Section (an "Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Indemnifying Party. The Indemnified Party shall notify the Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with the Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party shall not diminish Indemnifying Party's obligations under this Section except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

18.      Miscellaneous.

         18.1. Subject to the following sentences, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto. No party may assign or otherwise transfer this Agreement, except in connection with a merger, reorganization, or transfer of all or substantially all of the assets of such party to which this Agreement relates, provided that the assignee or transferee shall agree in writing to be bound by this Agreement; provided, however, that Snap and Xoom may assign this Agreement to NBC Internet, Inc. or any of its direct or indirect subsidiaries in connection with the reorganization of Snap and Xoom provided that NBC Internet, Inc. or such subsidiary signs a counterpart to this Agreement and agrees to be bound by it. Any purported assignment made in contravention of this Section 18.1 shall be null and void from its inception.

         18.2. Relationship of Parties. This Agreement will not be construed to create a joint venture, partnership or the relationship of principal and agent between any of the parties hereto, nor to impose upon any party any obligations for any losses, debts or other obligations incurred by another party except as expressly set forth herein. In no event will Snap, Xoom or the Company be liable for the actions, omissions, duties or obligations of any other party under this Agreement.

         18.3. Applicable Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts executed and to be performed entirely in such state. Each party irrevocably and unconditionally submits, to the exclusive jurisdiction of any state or federal court sitting in the County of New York, New York, in any suit, action or proceeding arising out of or relating to this Agreement and for recognition or enforcement of any judgment relating thereto. Each party irrevocably and unconditionally (i) waives any objection which it may now or hereafter have to the laying of venue in such jurisdiction of any such suit, action or proceeding and (ii) accepts, with regard to any such action or proceeding, the personal jurisdiction of such New York courts and waives any defense or objection that it might otherwise have to such courts' exercise of personal jurisdiction with respect to it. Any and all service of process shall be effective against any party if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid.

         18.4. Confidentiality. In connection with the activities contemplated by this Agreement, each party may have access to confidential or proprietary technical or business information of another party, including without limitation (i) proposals, ideas or research related to possible new products or services; (ii) financial statements and other financial information; (iii) any reporting information in Section 11 herein; and (iv) the terms of this Agreement and the relationship among the parties (collectively, "Confidential Information"). Each party will take reasonable precautions to protect the confidentiality of each of the other party's Confidential Information, which precautions will be at least equivalent to those taken by such party to protect its own Confidential Information. Except as required by law or as necessary to perform under this Agreement, no party will knowingly disclose the Confidential Information of any other party or use such Confidential Information for its own benefit or for the benefit of any third party. Each party's obligations in this Section with respect to any portion of another party's Confidential Information shall terminate when the party seeking to avoid its obligation under such Section can document that: (i) it was in the public domain at or subsequent to the time it was communicated to the receiving party ("Recipient") by the disclosing party ("Discloser") through no fault of Recipient; (ii) it was rightfully in Recipient's possession free of any obligation of confidence at or subsequent to the time it was communicated to Recipient by Discloser; (iii) it was developed by employees or agents of Recipient independently of and without reference to any information communicated to Recipient by Discloser; (iv) it was communicated by the Discloser to an unaffiliated third party free of any obligation of confidence; or (v) the communication was in response to a valid order by a court or other governmental body, was otherwise required by law or was necessary to establish the rights of either party under this Agreement.

         18.5. Press Release. No party will make any public statement or other announcement (including without limitation, issuing a press release) or pre-briefing any member of the press or other third party relating to the terms or existence of this Agreement without the prior written approval of the other parties. Notwithstanding the foregoing and Section 18.4, the parties may issue an initial joint press release, the timing and wording of which will be subject to each party's reasonable approval, regarding the relationship between the parties.

         18.6. Injunctive Relief. Each party agrees that in the event of a breach or alleged breach of Sections 18.4 or 18.5 above that the other parties shall not have an adequate remedy at law, including monetary damages, and that the other parties shall consequently be entitled to seek a temporary restraining order, injunction, or other form of equitable relief against the continuance of such breach, in addition to any and all remedies to which any other party shall be entitled.

         18.7. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         18.8. Survival. Termination or expiration of this Agreement for any reason shall not release any party from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

         18.9. Taxes. Each party will be responsible for any and all taxes, duties and similar costs imposed upon, due to, or arising from the payments hereunder to such party, including those properly imposed upon each party's net income by any state, local, federal or foreign taxing authority having all necessary jurisdiction over such party.

         18.10. Force Majeure. If any party shall be delayed in its performance of any obligation hereunder or be prevented entirely from performing any such obligation due to causes or events beyond its reasonable control, including without limitation any act of God, fire, strike or other labor problem, such delay or non-performance shall be excused. A party may terminate this Agreement if another party's performance is delayed or prevented entirely for any such reason for more than 30 days.

         18.11. Dispute Resolution. In the event that any dispute arises hereunder, the parties agree that prior to commencing litigation, arbitration, or any other legal proceeding, each party shall send an officer of such party to negotiate a resolution of the dispute in good faith at a time and place as may be mutually agreed. Each officer shall have the power to bind its respective party in all material respects related to the dispute. If the parties cannot agree on a time or place, upon written notice from either party to the other, the negotiations shall be held at the principal executive offices of Snap twenty one days following such notice (or on the next succeeding business day, if the twenty first day is a weekend or holiday).

         18.12. Notices. All notices and other communications provided for hereunder shall be in writing and delivered by hand or sent by first class mail or overnight courier or sent by facsimile (with such facsimile to be confirmed promptly in writing sent by first class mail or overnight courier) sent as follows:

                           If to Snap, addressed to:

                                   SNAP! LLC
                                   One Beach Street
                                   San Francisco, California 94133
                                   Attention:  Mark Markunas
                                   Telecopier:  415-392-9088

                           With a copy to:

                                   National Broadcasting Company, Inc.
                                   30 Rockefeller Plaza
                                   New York, New York 10112
                                   Attention: Vice President, Corporate Law
                                    Group
                                   Fax: (212) 977-7165

                           If to Xoom, addressed to:

                                   Xoom.com, Inc.
                                   300 Montgomery Street, Suite 300
                                   San Francisco, California 94104
                                   Attention:  General Counsel
                                   Telecopier:  415-288-2578

                           If to the Company, addressed to:

                                   ValueVision International, Inc.
                                   6740 Shady Oak Road
                                   Eden Prairie, Minnesota 55344-3433
                                   Attention:  Chief Financial Officer
                                   Fax: (612) 947-0188

                           With a copy to:

                                   Latham & Watkins
                                   633 West Fifth Street
                                   Suite 4000
                                   Los Angeles, CA 90071
                                   Attention:  Michael W. Sturrock
                                   Fax: (213) 891-8763

                  or to such other address or addresses or facsimile number or numbers as any of the parties hereto may most recently have designated in writing to the other parties hereto by such notice. All such communications shall be deemed to have been given or made when so delivered by hand or sent by facsimile or one business day after being sent by overnight courier or three business days after being sent by first class mail.

         18.13. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to seek any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

         18.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed a duplicate original and all of which, when taken together, shall constitute one and the same document.

         18.15. Amendment; Waiver. This Agreement may be amended only by a written instrument duly executed by all parties. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         18.16. Severability. In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions will not be affected thereby.

         18.17. Entire Agreement. This Agreement, the Trademark License Agreement, the Warrant Purchase Agreement dated as of the date hereof among Snap, the Company and Xoom and the exhibits and schedules hereto and thereto contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between the parties hereto with regard to such subject matter.

IN WITNESS WHEREOF, the parties have caused this Interactive Promotion Agreement to be executed by their duly authorized representatives on the dates indicated below.


SNAP! LLC                                                     VALUEVISION INTERNATIONAL, INC.

By: /s/ Edmond Sanctis                                        By: /s/ Gene McCaffery
   --------------------------------------------                  -----------------------------------------
       (Signature)                                                   (Signature)
Name:   Edmond Sanctis                                        Name: Gene McCaffery
     ------------------------------------------                    ---------------------------------------
       (Please print)                                                (Please print)
Title:  C.O.O.                                                Title: Chief Executive Officer
      -----------------------------------------                     --------------------------------------
Date: September 13, 1999                                      Date:  September 13, 1999
     ------------------------------------------                    ---------------------------------------


XOOM.COM, INC.

By:  /s/ Chris Kitze
    -----------------------------
       (Signature)
Name:    Chris Kitze
      ---------------------------
       (Please print)
Title:   Chairman
      -----------------------------
Date:  September 13, 1999
      -----------------------------


                                                EXHIBIT A

                                               FTE Factors

                                            By Hour and By Day

      HOURS           MON         TUE         WED         THU         FRI         SAT         SUN         TOTAL

    12M - 1A          0.17        0.21        0.23        0.24        0.25        0.30        0.26         1.66
     1A - 2A          0.17        0.14        0.16        0.17        0.21        0.34        0.24         1.43
     2A - 3A          0.15        0.10        0.15        0.14        0.19        0.41        0.17         1.31
     3A - 4A          0.09        0.08        0.11        0.11        0.12        0.18        0.13         0.82
     4A - 5A          0.10        0.10        0.13        0.12        0.12        0.10        0.11         0.78
     5A - 6A          0.17        0.17        0.19        0.17        0.18        0.18        0.16         1.22
     6A - 7A          0.29        0.30        0.49        0.34        0.37        0.55        0.30         2.64
     7A - 8A          0.42        0.48        0.55        0.59        0.65        1.36        0.50         4.55
     8A - 9A          0.51        0.68        0.62        0.61        0.79        1.57        0.68         5.46
    9A - 10A          0.61        0.70        0.72        0.72        1.14        1.74        1.03         6.66
    10A - 11A         0.65        0.74        0.70        0.77        1.15        1.83        1.16         7.00
    11A - 12N         0.76        0.73        0.71        0.66        1.02        1.33        1.21         6.42
    12N - 1P          0.46        0.49        0.58        0.48        0.56        0.93        1.04         4.54
     1P - 2P          0.50        0.47        0.54        0.60        0.57        0.99        1.09         4.76
     2P - 3P          0.50        0.56        0.57        0.48        0.55        0.95        0.74         4.35
     3P - 4P          0.49        0.53        0.53        0.54        0.69        0.82        0.72         4.32
     4P - 5P          0.48        0.53        0.50        0.58        0.80        0.89        0.65         4.43
     5P - 6P          0.44        0.48        0.49        0.51        0.77        0.85        0.79         4.33
     6P - 7P          0.47        0.45        0.69        1.01        0.79        1.70        0.81         5.92
     7P - 8P          0.69        0.58        0.83        1.03        0.84        1.90        0.88         6.75
     8P - 9P          0.55        0.92        0.75        1.03        0.98        1.55        0.96         6.74
    9P - 10P          0.62        0.92        0.85        1.03        0.95        1.69        0.65         6.71
    10P - 11P         0.53        0.70        0.52        0.52        0.54        0.77        0.60         4.18
    11P - 12M         0.34        0.45        0.39        0.37        0.47        0.58        0.42         3.02

--------------------------------------------------------------------------------------------------------------------
      TOTAL          10.16       11.51       12.00       12.82       14.70       23.51       15.30       100.00

                                  EXHIBIT B
               MOCK UP OF THE "AS SEEN ON SNAPTV" CONTENT PORTAL